Exhibit 10.5

CELLECTAR BIOSCIENCES, INC.

May 4, 2026

c/o Nantahala Capital Management, LLC

130 Main Street, 2nd Floor

New Canaan, CT 06840

Re:         Director Designation Rights

Ladies and Gentlemen:

Subject to and in consideration of an investment in Cellectar Biosciences, Inc., a Delaware corporation (the “Company”), by funds and accounts managed by Nantahala Capital Management, LLC (“Nantahala”), pursuant to that certain Securities Purchase Agreement as of even date herewith (the “Purchase Agreement”) the parties to this letter agreement hereby agree as set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

1.          Director Designee.

a.	Upon written notice to the Company by Nantahala within thirty (30) calendar days of the closing of the first sale of Company securities pursuant to the Purchase Agreement, Nantahala shall be entitled to designate one member of the Board of Directors of the Company (the “Board”) who qualifies as “independent” pursuant to applicable Commission and Trading Market rules, who is eligible under the Delaware General Corporation Law and the rules and policies of any Trading Market to serve as a director of the Company, and who is reasonably acceptable to the Board (such approval not to be unreasonably withheld, conditioned or delayed) (the “Nantahala Designee”). For certainty, the Company acknowledges that Andrew Gu is reasonably acceptable to the Board. As soon as practical after receipt of such notice, and in any case within thirty (30) calendar days of receipt of such notice (and in any case within five (5) business days of receipt of such notice if Andrew Gu is the initial Nantahala Designee named therein), the Company covenants and agrees that it shall cause the Nantahala Designee to be appointed to the Board, either to fill an existing vacancy or a newly created directorship resulting from an increase in the authorized number of Directors, and that at all times the Company shall take all reasonable steps as may be required to discharge such obligation. The Company’s obligations to have any Nantahala Designee appointed to the Board shall be subject to (i) such Nantahala Designee satisfying all applicable requirements regarding service as a director of the Company under applicable law and Commission and Trading Market rules (disqualification from which shall be asserted by the Company only after having received relevant advice of outside legal counsel ), (ii) such Nantahala Designee making himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations and provide such information as the Board may reasonably request to determine the Nantahala Designee’s eligibility and qualification to serve as a member of the Board, and (iii) such Nantahala Designee agreeing to comply with all of the Company’s policies and procedures to the same extent as each other director of the Company, including, but not limited to, any corporate governance guidelines, code of conduct and securities trading policy, and conflict of interest policies requiring the Nantahala Designee to recuse himself from any deliberation (and vote) of the Board or any committee thereof, and agreeing that the Board shall be permitted not to share information with the Nantahala Designee, with respect to any deliberation (or vote) or information that is deemed a conflict of interest, as determined by the independent members of the Board acting in good faith, based on the advice of outside legal counsel, in each case as may be adopted and/or amended from time to time. To the extent the Nantahala Designee ceases to be a member of the Board for any reason, Nantahala shall be entitled to designate a successor Nantahala Designee within thirty (30) calendar days of the prior Nantahala Designee’s cessation of service on the Board, subject to the terms and conditions of this paragraph. For so long as Nantahala is entitled to designate a Nantahala Designee, such Nantahala Designee shall be entitled to further serve as a member of any standing committee of the Board that now exists or that may be established pursuant to the Company’s governing documents or by the Board from time to time. Nantahala’s right to designate a Nantahala Designee shall terminate upon the earliest to occur of (i) the failure of Nantahala to nominate a Nantahala Designee within the periods required by this paragraph (provided that in any case in which Nantahala nominates a Nantahala Designee who is determined by the Company to fail to satisfy the terms and conditions of this paragraph, Nantahala shall be entitled to designate a Nantahala Designee within thirty (30) days of receipt of written notice of such Company determination), (ii) such time as Nantahala beneficially owns less than five percent (5%) of the total voting securities of the Company (provided that solely for the purposes of this clause (ii), Nantahala’s beneficial ownership of any voting securities of the Company shall be determined without regard to any “conversion cap” or “blocker provision” that would limit the exercise of any warrants for, or other rights to acquire, voting securities of the Company that would be beneficially owned by Nantahala but for the operation of any such limit (without regard to whether such warrants or other rights would themselves be acquired only upon the exercise of any other warrants or other rights), and (iii) such time as Nantahala’s right to designate a Nantahala Designee would not be in compliance with Nasdaq Stock Market Listing Rule 5640 (which shall be asserted by the Company only after having received relevant advice of outside legal counsel).

b.	For so long as Nantahala is entitled to designate a Nantahala Designee, (i) the Company, on the one hand, and Nantahala and the Nantahala designee, on the other hand, hereby covenant and agree that they and their respective representatives shall not make any public statement, including by filing or furnishing any document to the United States Securities and Exchange Commission, that disparages the other party or its officers or employees, as applicable, (ii) the Board shall, subject to the exercise by the Board of its fiduciary duties under applicable law, recommend to the shareholders of the Company that they vote in favor of the election of such Nantahala Designee at any meeting of, or in any written consent by, the stockholders of the Company or otherwise in connection with the solicitation of proxies, and (iii) the Company shall otherwise use its reasonable efforts to secure the reelection of Nantahala Designee by the stockholders of the Company in a manner no less rigorous and favorable than the manner in which the Company uses for the reelection of its other nominees. For clarity, if at any time the serving Nantahala Designee shall fail to secure reelection to the Board by the Company’s stockholders, the Board shall, subject to the exercise by the Board of its fiduciary duties under applicable law, remain obligated to appoint the Nantahala Designee to the Board as provided in the preceding paragraph.

c.	The Company shall reimburse the Nantahala Designee for his or her reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board to the same extent as any other member of the Board. The Nantahala Designee will be entitled to compensation by the Company in accordance with its standard compensation policies as in effect from time to time, provided that the Company shall cooperate to the fullest extent possible with any transfer or assignment to Nantahala or its designee of any compensation, whether in cash, securities, or other property, which the Nantahala Designee is entitled to receive from the Company for serving on the Board, if so required by any Nantahala policy or agreement applicable to the Nantahala Designee.

d.	The Nantahala Designee shall be entitled to indemnification by the Company to the same extent as any other member of the Board. The Company shall enter into an indemnification agreement with any Nantahala Designee on terms at least as favorable to the Nantahala Designee as those then provided by the Company to any other member of the Board, which indemnification agreement shall further acknowledge that such Nantahala Designee may have certain rights to indemnification, advancement of expenses and/or insurance provided by Nantahala or certain of its affiliates (collectively, the “Nantahala Indemnitors”), and shall agree that the liability of the Company in respect of its obligations to the Nantahala Designee in respect of indemnification, expense advancement, amounts paid in compromise or settlement, and the other obligations of the Company pursuant to such indemnification agreement or similar or related obligation of the Company shall be primary, which shall not be affected by any advancement or payment by any Nantahala Indemnitor on behalf of any Nantahala Designee. The Nantahala Indemnitors shall be express third-party beneficiaries of the Company’s agreement with the Nantahala Designee as provided in the prior sentence. Without limitation by any of the foregoing, the Company hereby irrevocably waives, relinquishes and releases the Nantahala Indemnitors from any and all claims against any of them for contribution, subrogation or any other recovery of any kind in respect of any Company obligation to the Nantahala Board Representative under any indemnification agreement or similar or related obligation of the Company. The Company agrees and acknowledges that each Nantahala Indemnitor is a third-party beneficiary of the immediately preceding sentence, regardless of any other term or provision of this letter agreement. In no case shall the Company assert that any relationship between the Nantahala Designee and any Nantahala Indemnitor disqualifies the Nantahala Designee from service on the Board under any term or provision of the Company’s governing documents.

e.	The Company represents and warrants that no impediment exists to the Company’s performance of its obligations under this letter agreement, whether on the basis of lacking any corporate power or authorization or as the result of any legal, contractual or other restriction on the Company.

2.            Amendments; Waiver; Entire Agreement. This letter may not be amended or modified in any manner except by a written instrument signed by Nantahala and the Company. Any waiver of any term or condition shall be in writing executed by the party entitled to waive such term or condition. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this letter. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of such rights. This letter, together with the Purchase Agreement and the other transaction documents entered into in connection therewith, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.            Assignment. No party may assign this letter or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, and any purported assignment by a party without prior written consent of the other parties will be null and void and not binding on such other party. Subject to the preceding sentence, all of the terms, agreements, covenants, representations, warranties and obligations of this letter are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective permitted successors and assigns.

4.            Governing Law; Jurisdiction. This letter shall be governed by the laws of the State of Delaware, without regard to conflict of law principles. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this letter, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this letter except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this letter or the subject matter hereof may not be enforced in or by such court.

5.            WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS LETTER, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 5 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.            Notices. All notices under this letter must be in writing and given by personal delivery, by United States Express Mail or a nationally recognized overnight delivery service for next day delivery, or by electronic mail, as follows (or to such other Person or address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company:

Cellectar Biosciences, Inc.

100 Campus Drive

Florham Park, New Jersey 07932

Email:

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Asher Rubin; Istvan Hajdu

Email: arubin@sidley.com; ihajdu@sidley.com

If to Nantahala:

c/o Nantahala Capital Management, LLC

130 Main Street, 2nd Floor

New Canaan, CT 06840

Email: operations@nantahalapartners.com

Notice will be effective and deemed given only as follows: (a) if given by personal delivery, up-on such personal delivery, (b) if sent for next day delivery by United States Express Mail or overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or (c) if sent by electronic mail, upon acknowledgement of receipt other than by automatic means.

7.            Specific Performance. The Company acknowledges that irreparable damage would occur if any of its obligations pursuant to this letter agreement were not performed in accordance with the terms hereof and that Nantahala shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity.

8.            Counterparts. This letter may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This letter will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of copies of this letter and of executed signature pages by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, will constitute effective execution and delivery of this letter as to the parties and may be used in lieu of an original letter for all purposes. Signatures of the parties transmitted by facsimile or by .pdf shall be deemed to be their original signatures for all purposes.

9.            Severability. The provisions of this letter will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

[Signature Page Follows]

Very truly yours,

CELLECTAR BIOSCIENCES, INC.

By:	/s/ Chad J Kolean
Name:	Chad J Kolean
Title:	CFO

AGREED AND ACCEPTED:
NANTAHALA CAPITAL MANAGEMENT, LLC

By:	/s/ Wilmot Harkey
Name: Wilmot Harkey
Title: Manager

[Signature Page to Letter Agreement]